Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

News Release

AMGEN APPOINTS DAVID W. MELINE EXECUTIVE VICE

PRESIDENT AND CHIEF FINANCIAL OFFICER

THOUSAND OAKS, Calif. (June 9, 2014) – Amgen (NASDAQ:AMGN) today announced the appointment of David W. Meline as executive vice president and chief financial officer (CFO), effective July 21, 2014. He will be responsible for Amgen’s finance and investor relations operations, reporting to Robert A. Bradway, chairman and chief executive officer. Meline will succeed Michael A. Kelly, who served as acting CFO since January 2014.

Meline, 56, joins Amgen from 3M Company, where he most recently served as senior vice president and CFO, responsible for all financial activities for 3M across 70 countries of operation.

Previously, Meline held numerous leadership positions at General Motors, living and working on five continents during his tenure. Meline received his Master of Business Administration in finance from the University of Chicago, his Master of Science in economics from the London School of Economics and his Bachelor of Science in mechanical engineering from Iowa State University.

Bradway said, “David’s leadership talent and broad international experience will be invaluable to Amgen as we execute our strategy for long term growth and bring our pipeline of medicines toward commercialization in a number of new markets. I am delighted to welcome him to the team.”

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

###

CONTACT: Amgen, Thousand Oaks

David Caouette, 805-447-2661 (media)

Arvind Sood, 805-447-1060 (investors)